EXHIBIT 99.2

FOR IMMEDIATE RELEASE

PAXSON COMMUNICATIONS CORPORATION COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS
SENIOR SECURED FLOATING RATE NOTES DUE 2010,
121/4% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2009
AND 103/4% SENIOR SUBORDINATED NOTES DUE 2008

(West Palm Beach, FL – December 1, 2005) - Paxson Communications Corporation (AMEX: PAX) (the “Company”), the owner and operator of the nation’s largest broadcast television station group reaching approximately 91 million homes or 83% of prime time U.S. television households (including cable and satellite distribution), announced today that it has commenced a cash tender offer and consent solicitation for all three issues of its outstanding debt. The Company intends to fund the tender offer with the net proceeds of the issuance of new indebtedness. The tender offer is conditioned upon the consummation of the financing, a minimum tender of outstanding notes, and other general conditions.

The Company is offering to purchase any and all of the $365 million outstanding principal amount of its Senior Secured Floating Rate Notes due 2010 (the “Secured Notes”), the approximately $496.3 million outstanding principal amount at maturity of its 121/4% Senior Subordinated Discount Notes due 2009 (the “Discount Notes”) and the $200 million outstanding principal amount of its 103/4% Senior Subordinated Notes due 2008 (the “Subordinated Notes,” and together with the Secured Notes and the Discount Notes, collectively, the “Notes”). In conjunction with the tender offer, the Company is soliciting consents to effect certain proposed amendments to the indentures governing the Notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated December 1, 2005, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The total consideration to be paid for each validly tendered Note will be equal to:

•	in the case of the Secured Notes, an amount equal to $1,002.50 for each $1,000 aggregate principal amount;

•	in the case of the Discount Notes, an amount equal to $1,059.50 for each $1,000 aggregate principal amount at maturity; and

•	in the case of the Subordinated Notes, an amount equal to $1,056.25 for each $1,000 aggregate principal amount.

In each case, the total consideration includes a consent payment of $20.00 per $1,000 principal amount (or, in the case of Discount Notes, principal amount at maturity) of the Notes which will be payable only to holders who tender their Notes and validly deliver their consents prior to the consent expiration date. Holders who tender their Notes after the consent expiration date will receive the applicable total consideration less the consent payment, or:

•	in the case of the Secured Notes, an amount equal to $982.50 for each $1,000 aggregate principal amount;

•	in the case of the Discount Notes, an amount equal to $1,039.50 for each $1,000 aggregate principal amount at maturity; and

•	in the case of the Subordinated Notes, an amount equal to $1,036.25 for each $1,000 aggregate principal amount.

In addition to the consideration described above, holders of Secured Notes or Subordinated Notes who validly tender and do not withdraw their Secured Notes or Subordinated Notes in the tender offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the tender offer settlement date.

The consent expiration date for the consent solicitation with respect to the Notes is 5:00 p.m., New York City time, on December 14, 2005, unless earlier terminated or extended. The tender offer will expire at 12:00 midnight, New York City time, on December 29, 2005, unless earlier terminated or extended.

Among other things, the proposed amendments to the indentures governing the Notes would eliminate substantially all of the indentures’ principal restrictive covenants and also amend certain other provisions. Adoption of the proposed amendments with respect to each indenture requires the consent of the holders of at least a majority of the aggregate principal amount or aggregate principal amount at maturity, as applicable, of the Notes outstanding under that indenture. Holders who tender their Notes will be required to consent to the applicable proposed amendments to the indenture(s) under which those Notes were issued and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer. Tendered Notes may be withdrawn and consents may be revoked at any time prior to the consent expiration date, but not thereafter.

In addition to the concurrent completion of the financing, the tender offer is conditioned upon a minimum tender condition, a requisite consent condition, a supplemental indentures condition and certain additional customary conditions. If any of the conditions are not satisfied or waived, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, and may even terminate the tender offer.

Citigroup Corporate and Investment Banking is acting as the dealer manager and solicitation agent for the tender offer and consent solicitation. The depositary for the tender offer is Global Bondholder Services Corporation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Corporate and Investment Banking, telephone number (800) 558-3745 (toll-free) and (212) 723-6106 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation, telephone number (866) 470-3800 (toll-free) and (212) 430-3774 (collect).

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the Notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television station group. Paxson reaches 83% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.paxson.com

Note: Paxson distribution data provided by Nielsen Media Research.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the possibility that the Financing may not occur, the failure of a majority of Notes of each applicable series issued by the Company to be tendered and accepted and the failure to successfully complete the consent solicitation regarding amendments to the indentures underlying the Notes issued by the Company. Additional risks and uncertainties that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact:
Leslie Monreal, Director of Public Relations
561-682-4134

Investor Contact:
Richard Garcia, Senior Vice President and CFO
561-682-4209